UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2007

YALETOWN CAPITAL, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-136621	20-5163976
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

Suite 200 - 3083 Grandview Hwy., Vancouver, B.C.	V5M 2E4
(Address of principal executive offices)	(Zip Code)

(Registrant's telephone number, including area code) (604) 437- 3374

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 1.01 Entry into a Material Definitive Agreement

Agreement for Marketing Services

On June 1, 2007, the Company entered into an agreement for marketing services with Peter Miele of West Vancouver, British Columbia. The agreement appoints Mr. Miele as head of marketing for the Company, whereby Mr. Miele will provide a range of marketing services for the Company, including the following specific services:

•	Takes overall responsibility for ensuring a marketing program is consistent with the company image and supports the company's business plan.
•	In collaboration with the management team, develops overall marketing program that supports the company business plan.
•	Develops consistent look of all marketing collateral, including similar materials, brochures, advertisements, and point-of-sale materials.
•	Works with outside sources such as graphics and production houses to produce marketing collateral.
•	Coordinates promotional products program, ensuring all products are consistent with the overall marketing image.
•	Maintains and updates the layouts and presentations of product spec sheets and user manuals. Works with technical staff to integrate the technical content.
•	Ensures all corporate communication is consistent with the overall branding image.
•	Remains current on industry developments, and makes recommendations related to marketing activities.

The term of the engagement is for a period of one year commencing June 1, 2007.

As compensation, Mr. Miele is entitled to the equivalent of five thousand per month ($5,000) in cash or shares. Mr. Miele will receive stock in lieu of cash up until which time the company is in a financial position to pay cash. Until the Company has a market value for its common stock, the deemed price of any shares issued in lieu of payment for services shall be at a deemed value of $0.50 per share. The shares and/or cash shall be due and payable on the last day of each month.

Item 9.01 Financial Statements and Exhibits

(a)	Financial statements of businesses acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Shell company transactions.

Not applicable.

(d)	Exhibits

Exhibit No.	Description

10.1	Agreement dated June 1, 2007, between Peter Miele and the Company

*Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Yaletown Capital, Inc.

Date: June 1, 2007	By:	/s/ Randolph Cheveldave
Randolph Cheveldave
President and Chief Executive Officer